As filed with the Securities and Exchange Commission on September 6, 2019
Registration No. 333-156230 Registration No. 333-156231 Registration No. 333-158658 Registration No. 333-203043 Registration No. 333-220007
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENTS TO

FORM S-8 REGISTRATION STATEMENTS Under the Securities Act of 1933

ASCENT CAPITAL GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	5251 DTC Parkway, Suite 1000 Greenwood Village, CO 80111	26-2735737 (I.R.S. Employer Identification No.)
(Address of Principal Executive Offices) (Zip Code)

Ascent Capital Group, Inc. 2008 Non-Employee Director Incentive Plan
Ascent Capital Group, Inc. 2008 Incentive Plan
Stock Options Agreement, Dated March 30, 2009
Ascent Capital Group, Inc. 2015 Omnibus Incentive Plan (As Amended and Restated effective May 24, 2017)

(Full title of plans)
Fred A. Graffam III
Ascent Capital Group, Inc.
Senior Vice President and Chief Financial Officer
5251 DTC Parkway, Suite 1000
Greenwood Village, CO 80111
(303) 628-5600
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
Copy to: Renee L. Wilm, Esq. Adorys Velazquez, Esq. Baker Botts L.L.P. 30 Rockefeller Plaza New York, New York 10112 (212) 408-2500
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) are being filed by Ascent Capital Group, Inc. (the “Registrant”) to withdraw and remove from registration all shares of the Registrant’s Series A Common Stock, $0.01 par value (“Series A Common Stock”), and the Registrant’s Series B Common Stock, $0.01 par value (“Series B Common Stock,” and together with the Series A Common Stock, the “Common Stock”), remaining unissued and unsold under the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission:

•
Registration Statement on Form S-8 (No. 333-156230), filed on December 17, 2008, registering 500,000 shares of Series A Common Stock issuable under the Ascent Capital Group, Inc. 2008 Non-Employee Director Incentive Plan;

•
Registration Statement on Form S-8 (No. 333-156231), filed on December 17, 2008, registering 2,000,000 shares of Series A Common Stock issuable under the Ascent Capital Group, Inc. 2008 Incentive Plan;

•
Registration Statement on Form S-8 (No. 333-158658), filed on April 20, 2009, registering (i) 104,837 shares of Series A Common Stock and (ii) 76,210 shares of Series B Common Stock issuable under the Stock Options Agreement, dated March 30, 2009;

•
Registration Statement on Form S-8 (No. 333-203043), filed on March 26, 2015, registering (i) 599,862 shares of Series A Common Stock and (ii) 300,000 shares of Series B Common Stock issuable under the Ascent Capital Group, Inc. 2015 Omnibus Incentive Plan (As Amended and Restated effective May 24, 2017); and

•
Registration Statement on Form S-8 (No. 333-220007), filed on August 17, 2017, registering 300,000 shares of Series A Common Stock issuable under the Ascent Capital Group, Inc. 2015 Omnibus Incentive Plan (As Amended and Restated effective May 24, 2017).

On May 24, 2019, the Registrant entered into an Agreement and Plan of Merger (the “merger agreement”) with Monitronics International, Inc., a wholly owned subsidiary of the Registrant (“Monitronics”). On August 30, 2019, pursuant to the merger agreement, the Registrant merged with and into Monitronics, with Monitronics continuing as the surviving company (the “merger”).

As a result of the merger, the Registrant has terminated all offerings of Common Stock and any of its other securities pursuant to its existing registration statements, including the Registration Statements. Accordingly, the Registrant is filing these Post-Effective Amendments to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of the Registration Statements, and in accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of these Post-Effective Amendments, any of the securities that had been registered but remain unsold at the termination of the offering, the Registrant hereby removes from registration all such securities, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Farmers Branch, State of Texas, on this 6th day of September, 2019.

ASCENT CAPITAL GROUP, INC.

By:	/s/ Fred A. Graffam
	Name:	Fred A. Graffam
	Title:	Senior Vice President and Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.